Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Flatbush Federal Bancorp, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Flatbush Federal Bancorp, Inc. (relating to the 2004 Flatbush Federal Bancorp, Inc. Incentive Stock Benefit Plan) of our report dated February 28, 2005 on the consolidated statements of financial condition of Flatbush Federal Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2004 Annual Report on Form 10-K of Flatbush Federal Bancorp, Inc.



                                           /S/ Radics & Co., LLC




March 29, 2005